BUSINESS TRANSFER AGREEMENT

Kinbasha Co., Ltd. ("Kinbasha") and Aster Co., Ltd. ("Aster") hereby enter into the following agreement ("this Agreement") concerning the transfer of Kinbasha's restaurant business to Aster.

Article 1. Purpose

Kinbasha shall transfer its restaurant business ("the Business") to Aster, and Aster hereby accepts the same.

Article 2. Transfer of Property

On the Transfer Date, Kinbasha shall transfer the assets stated on the attached Schedule of Property (the "Transferred Property") to Aster, and Aster shall accept the same.

Article 3. Transfer Date

Kinbasha shall transfer the Business to Aster on July 1, 2012 (the "Transfer Date"), and Aster shall accept the same.

Article 4. Transfer Price and Method of Payment

1. The consideration for the Business shall be based on the book value as of the end of the day on June 30, 2012 subject to finalization between the parties through discussion.
2. The parties shall confer to determine the method and timing for payment as stated in the preceding Paragraph.

Article 5. Good Will

The valuation of good will shall be zero.

Article 6. Time for Delivery of Property

The time for delivery of the Transferred Property shall be the Transfer Date given in Article 3.

Article 7. Duty of Due Care as a Prudent Manager

Kinbasha shall exercise due care as a prudent manager concerning the management and operation of the Transferred Property during the period between the date of execution of this Agreement and the day on which it is delivered.

Article 8. Handling of Employees

1. On the day preceding the Transfer Date, Kinbasha's employees who work for the Business (the "Employees") shall resign from Kinbasha, and on the Transfer Date, the Employees shall be hired by Aster.
2. To obtain the acknowledgment of the Employees, the fact of the transfer of the Business and the handling of Employees in conjunction therewith shall be explained to the Employees prior to the transfer.
3. Kinbasha shall pay the severance money for the Employees by the day preceding the Transfer Date.

Article 9. Facilities

Kinbasha shall lease to Aster the facilities attached to the building necessary for Aster to conduct the Business, and Aster shall enter into said lease arrangement. Kinbasha shall lease or sell to Aster facilities and equipment other than the aforementioned.

Article 10. Approval From Shareholders' Meeting

Kinbasha and Aster shall convene a Shareholders' Meeting on June 29, 2012 and obtain approval therefrom with respect to execution and performance of this Agreement.

Article 11. Consultation

The parties shall confer to resolve any matters not prescribed in this Agreement and matters necessary for the transfer of the Business.

IN WITNESS WHEREOF, two originals of this Agreement have been created, and upon the names and seals of Kinbasha and Aster, each shall retain one copy hereof.

June 18, 2012

KINBASHA:	Masatoshi Takahama, President Kinbasha Co., Ltd. 2-1-10 Saiwai-cho, Hitachi City, Ibaraki Prefecture	
ASTER:	Yasunari Takahama, President Aster Co., Ltd. 1-1-2 Ohmori, Ohta-ku, Tokyo	[***Seal***]

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